Exhibit 10.4

July 5, 2019

Immuno-Oncology Clinic, Inc.

2040 E. Mariposa Avenue

El Segundo California 90245

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”), effective as of July 1, 2019 (the “Effective Date”), confirms the rights and obligations of Immuno-Oncology Clinic, Inc. (the “Clinic”) and NantKwest, Inc. (“Nant”) with respect to certain clinical trials that Nant desires to conduct at the Clinic.   Tara Seery, MD and Chaitali Nangia, MD (together, “Investigators”), while not parties hereto, are nevertheless executing this Letter Agreement to acknowledge that they have read and understood this Letter Agreement in its entirety and agree to comply with the terms and conditions hereof.

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Scope.

(a)Clinical Trial and Research Services. Subject to the terms and conditions of this Letter Agreement, the parties may from time to time contract on a non-exclusive basis for the Clinic to conduct clinical trials and other clinical or non-clinical research activities (the “Services”) on behalf of Nant.  For the avoidance of doubt, neither party shall have any obligation to provision or provide, as the case may be, the Services for a particular clinical trial or other research project.  Each party may in its sole discretion determine whether or not it desires to contract with the other party with respect to any particular clinical trial or research project.

(b)Clinical Trial Work Orders.  Prior to commencing any Services, the parties will execute a Work Order (each, a “Work Order”).  The form of Work Order for clinical trials sponsored by Nant (each, a “Nant Study”) is set forth on Exhibit A attached hereto and, unless otherwise mutually agreed in writing by the Parties, shall not be modified except with respect to identification of the applicable Protocol, Study Drug(s), and Principal Investigator (as such terms are defined in the Work Order).  To the extent of any inconsistency between the terms of this Letter Agreement and the terms of a particular Work Order, the terms of this Letter Agreement will control with respect to general matters, and the terms of the Work Order shall control with respect to the conduct of the Services.

(c)Non-Clinical Research Services.  The parties will mutually agree in writing on the terms and scope of any non-clinical research activities prior to commencement of such Services.  The Clinic hereby assigns to Nant all intellectual property rights arising out of any non-clinical research Services.

(d)Compliance; Consents and Approvals.  Notwithstanding anything to the contrary set forth herein, the Clinic’s obligation to conduct any Nant Study is subject to compliance with all applicable laws and regulations, and the receipt by Nant or the Clinic, as applicable, of all required consents and approvals by either Nant or the Clinic, including without limitation, authorization by the U.S. Food and Drug Administration and approval by an independent Institutional Review Board.

(e)Conduct of Services.  The Clinic represents, warrants and covenants that (i) the Services contemplated hereunder will be conducted in accordance with customary industry standards (including without limitation by employing or otherwise engaging qualified investigators and sufficient medical and administrative support staff as reasonably required to conduct the Services) and in compliance with all applicable laws and regulations, (ii) all personnel conducting Services will be properly trained on all aspects of the Nant Studies as may be required to conduct each Nant Study in accordance with clinical research best practices, and (iii) neither this Letter Agreement nor the Services and other activities contemplated hereunder shall violate or be in contravention of any applicable law or regulation.

2.Financial Terms.

(a)Payment of Research Fee.  In consideration of the Services to be performed, Nant hereby agrees to pay to the Clinic during the Initial Term (as defined below) a fee of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Research Fee”), payable as follows: (i) Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) shall be paid as soon as practicable but in any event no later than ten (10) business days of the Effective Date; (ii) One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000) shall be due and payable on October 1, 2019; and (iii) One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000) shall be due and payable on January 1, 2020.

(b)Credit Against Services Performed; Balances Outstanding or Owed.  The Clinic acknowledges and agrees that the Research Fee constitutes a pre-payment by Nant for the fair market value of Services to be performed by the Clinic, and that the unearned balance of the Research Fee will be reduced on the last day of each calendar quarter by the dollar amount equal to the fair market value of all Services performed by the Clinic in the preceding calendar quarter.  Underpayment or overpayment for the Services shall be resolved as follows:

i.Overpayment by Nant. To the extent any portion of the Research Fee remains outstanding and unearned at the end of the Initial Term, then Nant shall have the right to credit such unused dollar amount against future Services to be rendered by the Clinic for an additional two (2) years after the Initial Term (the “Credit Extension”), which Services shall be subject to the terms and conditions of this Letter Agreement.  At the end of the Credit Extension, Nant may in its sole discretion elect either (1) that the Clinic reimburse to Nant any remaining unused portion of the Research Fee (together with interest accrued) or (ii) extend the Credit Extension for up to three (3) additional one year periods, at which time the Clinic will reimburse Nant for the total amount of any remaining unearned balance of the Research Fee.   If the Clinic is unable to reimburse Nant within sixty (60) days of the expiration of the Credit Extension or any annual extension thereof, then, in addition to any other remedies available to Nant at law or in equity, interest shall accrue and be computed on the outstanding balance of the Research Fee at a per annum rate equal to the U.S. prime rate, adjusted for a reasonable risk premium of five percent (5%).  Interest shall be calculated on the basis of the actual numbers of days elapsed and a year of 365 days.  For the avoidance of doubt, the Clinic may terminate this Letter Agreement upon expiration of the Initial Term or on each anniversary of the Credit Extension (or any extension thereof), in each case upon sixty (60) days’ prior written notice and reimbursement in full to Nant of any outstanding unearned balance of the Research Fee (together with interest accrued); provided, that any such termination by the Clinic will not apply with respect to any Clinical Trial Work Order still in effect at the time of such termination.

ii.Underpayment by Nant.  To the extent the fair market value of the Services performed by the Clinic during the Initial Term exceeds the Research Fee, then such excess shall constitute Excluded Expenses (as defined below) and shall be payable by Nant in accordance with the payment terms set forth in Section 2(i) hereof.  Nant shall pay to the Clinic within sixty (60) days of the expiration of the Initial Term the dollar amount representing the shortfall between the Research Fee and the fair market value of the Services performed.

(c)Interest Credit.  The outstanding unearned balance of the Research Fee shall be increased on a quarterly basis by a dollar amount equal to the amount of interest that Nant would have earned but for any pre-payment for Services yet to be rendered (the “Interest Credit”).  The Interest Credit will be based on the three (3) month U.S. Treasury bill rate in effect on the last day of each calendar quarter and shall be computed by averaging the respective balances of the outstanding unearned dollar amount of the Research Fee at the beginning and end of each calendar quarter, on the basis of the actual number of days in a calendar quarter and a year of three hundred sixty-five 365 days.  The calculation of the Interest Credit will take into account (i) the portion of the Research Fee paid to the Clinic through the relevant period and (ii) any deductions for Services rendered in the preceding calendar quarter.

(d)Forecasts and Reporting; Audit Right.  Prior to the initiation of any Nant Study or non-clinical research project, the Clinic will deliver to Nant a pro forma budget containing an itemized description of the anticipated costs and expenses to be incurred by the Clinic in connection with the applicable Nant Study (each, a “Pro Forma Study Budget”).  The Pro Forma Study Budget and any amendments thereto shall be subject to the express written approval of Nant prior to the start of the applicable Nant Study.

(e)Reporting and Audit Rights. The Clinic will provide to Nant on a monthly basis an accounting of costs and expense incurred by the Clinic in connection with the applicable Nant Study within five (5) business days after calendar month-end. Nant shall have the right, at its own expense and not more than once per year during normal business hours (unless it is reasonably necessary to audit more frequently), to audit the books and records of the Clinic in order to verify the accuracy and completeness of the financial information provided by the Clinic pursuant to this Section 2(e).

(f)Pre-Existing Nant Studies.  With respect to costs and expenses relating to Nant Studies initiated prior to the Effective Date, any fees incurred prior to the Effective Date will be paid separately by Nant in accordance with the terms of the applicable pre-existing agreements governing such Nant Studies, and any fees incurred from and after the Effective Date will be deducted from the Research Fee in accordance with Section 2(a).   Except as expressly set forth in this Section 2(f), all other terms and conditions of the clinical trial agreements currently in effect between the Clinic and Nant shall continue in full force and effect.

(g)Excluded Expenses.  The following costs and liabilities (“Excluded Expenses”) are not included in the Research Fee: (I) amounts incurred for Services during the Initial Term in excess of the Research Fee; (II) investigational agents to be used in connection with Nant Studies, including without limitation approved therapeutic agents used as part of a combination therapy, to the extent such use is not otherwise reimbursable by insurance; (III) consulting fees for specialist medical providers, to the extent a clinical trial protocol expressly requires specialist medical services that are outside the scope of expertise of Clinic employee investigators; (IV) radiation, radiology, and echocardiogram services required as part of a clinical trial protocol; and (V) any actual or prospective costs and expenses of Nant in connection with Section 1H (with respect to Study Drug), Section 7K (with respect to cooperation regarding intellectual property rights, and Section 10 (with respect to indemnification obligations and reimbursement for subject injury) of any applicable Work Order.  For the avoidance of doubt, each Party will be separately responsible for the cost of insurance as required pursuant to Section 10D of the Work Order.  The Clinic will invoice Nant on a monthly basis for any charges constituting Excluded Expenses, and payments for undisputed charges will be due within thirty (30) days of invoice receipt.

3.Non-Referral/Anti-Corruption.

(a)The parties agree that it is not their intent under this Letter Agreement to induce or encourage the unlawful referral of subjects or business between the parties, and there will not be any requirement under this Letter Agreement that any party, its employees or affiliates, including its medical staff, engage in any unlawful referral of subjects to, or order or purchase products or services from, the other party.

(b)The parties further agree that each party will require that its employees, who are involved in the performance of the Services, not offer, pay, request or accept any bribe, inducement, kickback or facilitation payment, and will not make or cause another to make any offer or payment to any individual or entity for the purpose of influencing a decision for the benefit of the other party.

4.Term and Termination.

(a)Term. The initial term of this Letter Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Section 4, shall remain in full force and effect until the one (1) year anniversary thereof (the “Initial Term”).  If at the end of the Initial Term there remains any outstanding unearned balance of the Research Fee then this Letter Agreement shall automatically renew for the duration of the Credit Extension and any extensions thereto.  This Letter Agreement may also be renewed for one or more additional successive one (1) year terms subject to mutual agreement of the parties and satisfactory negotiation of financial and payment terms for the applicable renewal period.  The Initial Term and any renewal period thereafter are referred to collectively herein as the “Term”.  In the event of termination of this Letter Agreement other than pursuant to Sections 4(a) or 4(b) hereof, any Clinical Trial Work Order still in effect at the date of termination shall continue in full force and effect until such time as each such Clinical Trial Work Order expires or is otherwise terminated pursuant to the termination provisions set forth therein.

(b)Termination for Breach.  A party may terminate this Letter Agreement in the event the other party materially breaches any of its provisions and fails to cure such breach within thirty (30) days of written notice of such breach. If this Letter Agreement is terminated by Nant due to material breach by the Clinic, then Nant shall be responsible solely for payment of actual expenses and non-cancellable commitments incurred by the Clinic pursuant to the performance of Services through the date of termination, and the Clinic hereby agrees and covenants to reimburse Nant the Research Fee received prior to termination less the foregoing, within thirty 30 days of the effective date of the termination.

(c)Termination for Insolvency.  Either party may terminate this Agreement immediately upon written notice to the other party, if the other party (i) becomes insolvent or admits inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) days or is not dismissed or vacated within forty-five (45) days after filing; (iii) is dissolved or liquidated or takes any action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any portion of its property or business (and such appointment is not discontinued within sixty (60) day thereafter).  In the event of termination by Nant pursuant to this Section 4(c), Nant shall be responsible solely for payment of actual expenses and non-cancellable commitments incurred by the Clinic pursuant to the performance of Services through the date of termination, and the Clinic hereby agrees and covenants to reimburse Nant the Research Fee received prior to termination less the foregoing, within thirty 30 days of the effective date of the termination.

(d)Survival.  Sections 4, 5, 6 and 7 hereof shall survive any expiration or termination of this Letter Agreement, together with those other sections of this Letter Agreement that by their express terms are intended to survive such expiration or termination.

5.Confidentiality.  Each of the parties agrees that any confidential information of the other party disclosed, received, developed or discovered in the course of performance under this Letter Agreement, (“Confidential Information”) shall be kept strictly confidential by the parties and may be used by the recipient only as necessary to perform its obligations or exercise or enforce its rights under this Letter Agreement, except that either party may disclose such Confidential Information to the extent reasonably necessary in connection with the enforcement of this Letter Agreement or as required by law or regulation, or by legal process, including any tax audit or litigation. The obligations set forth in this section shall not apply to (i) information that is already in the possession of the party receiving confidential information, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party or another party; (ii) information that becomes available to the public other than as a result of a disclosure, directly or indirectly, by the party receiving Confidential Information or its affiliates; or (iii) information that becomes available to the party receiving Confidential Information on a non-confidential basis from a source other than the other party; provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party.  Notwithstanding any other provisions in this Letter Agreement to the contrary, either party may disclose this Letter Agreement and/or the existence thereof to investors, potential investors, acquirors, or potential acquirors for the limited purpose of entering into potential transactions; provided, that such potential or actual investors or acquirors are subject to written obligations to protect Confidential Information.

6.Indemnification; Limitation of Liability.

(a)Indemnification.  Each party will indemnify, defend, and hold the other party, its affiliates, and its and their respective employees, officers, directors, members, managers, and agents (any or all of the foregoing, the “Indemnitees”) harmless from and against all damages, liabilities, losses, costs, and expenses (including, without limitation attorney fees) (“Damages”) arising out of or relating to any suit, action or other legal proceeding to the extent brought as a result of the other party’s (i) breach of its representations and warranties set forth in this Letter Agreement, (ii) bad faith, (iii) gross negligence, or (iv) willful misconduct.

(b)Limitation of Liability.  EXCEPT WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS, GROSS NEGLIGENCE, WILFUL MISCONDUCT AND BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES ARISING FROM ANY CLAIM OR ACTION HEREUNDER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, REVENUE, ECONOMIC ADVANTAGE OR DATA) BASED ON CONTRACT, TORT OR OTHER LEGAL THEORY, AND WHETHER ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.Advice of Counsel. EACH PARTY THAT IS A SIGNATORY HERETO ACKNOWLEDGES THAT, IN EXECUTING THIS LETTER AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS LETTER AGREEMENT. THIS LETTER AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

8.Miscellaneous.

(a)Assignment.  Neither party will assign its rights or delegate any or all of its obligations under this Letter Agreement without the express prior written consent of the other party; provided, that either party may assign all or any part of its rights to any affiliate or in connection with a merger, consolidation or sale of all or substantially all of the assets to which this Letter Agreement relates.  Any purported assignment or transfer in violation of this section shall be null and void and of no effect. This Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(b)Rights of Affiliates.  Nant may in its sole discretion grant to one or more of its affiliates the right to exercise the rights granted to Nant, or undertake the obligations of Nant, under this Letter Agreement.

(c)Governing Law.  This Letter Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

(d)Equitable Remedies.  Without limiting any other rights or remedies of a party, each party acknowledges that a breach of this Letter Agreement by the other party may cause immediate and irreparable harm to the non-breaching party, for which an award of damages may not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including in the form of orders for preliminary or permanent injunction, specific performance, interim or conservatory relief, and any other relief that may be available from any court, and each party hereby waives any requirement for the securing or posting of any bond in connection with such relief.  Such remedies will not be deemed to be exclusive but will be in addition to all other remedies available to the parties at law or in equity.

(e)Independent Contractors.  The relationship between the parties is solely that of independent contractors.  This Letter Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the parties.  Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

(f)Third-Party Beneficiaries.  This Letter Agreement is for the sole benefit of the parties and their permitted successors and assigns, and nothing in this Letter Agreement expressed or implied shall give or be construed to give to any person, other than the parties and their permitted successors and assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise.

(g)Entire Agreement.  This Letter Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Letter Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth in this Letter Agreement has been made or relied upon by any party hereto.

(h)Modification; Waivers.  No modification, alteration or amendment to this Letter Agreement shall be effective unless in writing and duly signed by authorized representatives of both parties. The waiver by either party of a breach of or a default under any provision of this Letter Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Letter Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any such right or remedy.

(i)Severability.  If any section, provision, or part of this Letter Agreement is held to be illegal, invalid or unenforceable, such section, provision, or part shall be fully severable.  The remainder of this Letter Agreement shall remain in full force and effect.

(j)Counterparts.  This Letter Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Please kindly countersign below to confirm your agreement with the foregoing terms and conditions.

Sincerely,

NantKwest, Inc.

By:	/s/ Steven Yang
Name:	Steven Yang
Title:	General Counsel

ACKNOWLEDGED AND AGREED:

Immuno-Oncology Clinic, Inc.

By:	/s/ Paula Bradshaw
Name:	Paula Bradshaw
Title:	Vice President, Clinic Operations

INVESTIGATORS:

Tara Seery, M.D.	Chaitali Nangia, M.D.

/s/ Tara Seery	/s/ Chaitali Nangia
Signature	Signature

Exhibit A

Form of Clinical Trial Work Order

[Omitted]